Exhibit 99.1

Chris A. Durbin, Managing Director of Vestar Capital Partners, Elected to National
Mentor Holdings, Inc.’s Board of Directors

Boston, Massachusetts, December 9, 2010 – National Mentor Holdings, Inc. today announced that on December 3, 2010 Chris A. Durbin was elected to the Company’s Board of Directors.  He will serve as a member of the Board’s Audit, Capital Allocation and Compensation Committees.  Durbin is a managing director at Vestar Capital Partners, an affiliate of the Company’s controlling equity holder.

Although Durbin joined Vestar in 2007, his affiliation with the firm dates to the mid-1990s, when he began designing and implementing growth strategies for several Vestar portfolio companies through his work at Corporate Decisions, Inc.

Immediately prior to joining Vestar, Durbin was Managing Director of Strategy and Business Development in Bank of America’s Global Wealth and Investment Management business. Durbin also held positions at FleetBoston and Mercer Management Consulting. He began his career as forensic accountant at Peterson & Company in Chicago. Durbin holds a BBA from the University of Notre Dame and an MBA from Northwestern University’s Kellogg Graduate School of Management.

“During the course of the last couple of years, our senior management team has had the opportunity to work closely with Chris Durbin and appreciate his experience and considerable skills as an advisor on strategy and operations,” said Greg Torres, Chairman of National Mentor Holdings’ Board of Directors.  “He is a valuable addition to our Board.”

National Mentor Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based health and human services to adults and children with intellectual and/or developmental disabilities, acquired brain injury and other catastrophic injuries and illnesses; and to youth with emotional, behavioral and medically complex challenges.   The MENTOR Network’s customized services offer its clients, as well as the payors of these services, an attractive, cost-effective alternative to health and human services provided in large, institutional settings.  The MENTOR Network provides services to clients in 36 states.  Additional information is available on the company’s web site at www.thementornetwork.com.

CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com.